CONSULTING AND SERVICES AGREEMENT

THIS CONSULTING AND SERVICES AGREEMENT (this "**Agreement**") is made as of December 1, 2014 (the "**Effective Date**"), by and between Eloxx Pharmaceuticals Ltd., a company registered under the laws of the State of Israel (the "**Company**") and Dr. Silvia Noiman (the "**Consultant**"). The Company and the Consultant shall sometimes be referred to, each as a "**Party**" and collectively as the "**Parties**".

WHEREAS, The Parties have executed the Consulting and Services Agreement dated as of October 15, 2013, attached hereto as **Schedule A**;

WHEREAS, The Company desires that Consultant provide it certain consulting services and Consultant is willing and desires to perform said services for the Company, as more fully described and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1. **Appointment; the Services**

1.1 The Company hereby retains Consultant to serve as its Chief Executive Officer ("**CEO**"), and provide such services and assume such duties and responsibilities as customary performed by a company's CEO and such any other tasks as shall be mutually agreed upon between the Parties from time to time (the "**Services**").

The specifications of the Services shall be determined by the Company's Board of Directors (the "**Board**") and Consultant shall report to the Board. Without derogating from the generality of the above, the Services shall include overall responsibility on Company's operations, budget, work plan, strategy, and Company's collaboration with pharma companies and strategic partners.

1.2 Consultant shall devote 80% of her business time as shall be required for the performance of the Services, including but not limited availability for domestic and international travel, as shall be required by the Company and coordinated in advance with Consultant. Consultant shall be entitled to dedicate up to 20% of her business time to services as Pontifax venture partner, Chairperson of Quiet Therapeutics Ltd and member of boards of directors of companies in which Pontifax has invested.

1.3 Consultant shall provide the Services at such places and locations to be agreed upon with the Company.

1.4 The Parties agree that Consultant shall be an independent contractor of the Company and in no event shall an employer-employee or principal-agent relationship be established between the Company and Consultant.

2. **Consultant's Representations, Warranties and Covenants**

Consultant hereby represents, warrants and covenants to the Company, and acknowledges that the Company is entering into this Agreement in reliance thereon, as follows:

2.1. Consultant has the necessary skills, knowledge and experience to fulfill his obligations hereunder, shall do so diligently, professionally and conscientiously and shall use her best efforts in the performance thereof.

2.2. The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of Consultant and will not violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment, order, writ or decree to which Consultant is a party or by which either is bound, or any provision of law, rule or regulation applicable to Consultant, including without limitation, any confidentiality or non competition agreement, and do not require the consent of any person or entity. In the performance of her obligations hereunder, Consultant will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information to which Consultant is restricted from disclosing or using due to contractual undertakings or by law.

2.3. In the performance of their duties hereunder, Consultant shall comply with all applicable laws and regulations.

2.4. Consultant will refrain from engaging in any business or other activity which may be of conflict of interest with her duties and obligations hereunder and shall promptly notify the Company of any such matter or activity.

2.5. Consultant agrees and undertakes to indemnify, defend, and hold harmless the Company (including its directors, officers, agents, employees, representatives, successors and assigns) against any and all claim, suit, demand, action or procedure, liability, loss, damage, cost and expense (including reasonable attorneys fees), based upon, arising out of or otherwise with respect to any tax liability, payment or withholding, employee benefits or similar items in connection with the compensation of Consultant pursuant to this Agreement.

3. <u>Consideration</u>

3.1. In full consideration for the Services rendered in accordance with this Agreement:

3.1.1. <u>Consulting Fee</u>. Commencing as of the Effective Date, Consultant shall be entitled to a monthly consulting fee equal to NIS 60,000 plus V.A.T (the "**Consulting Fee**"), payable in the manner described below;

3.1.2. <u>Options</u>. Subject to the approval of the Board and the execution of an Option Agreement between the Parties in a form approved by the Board, consultant shall be granted an option (the "**Option**") to purchase 15,000 Ordinary shares of the Company, par value NIS 0.01 each (the "**Shares**").

The Option should be subject to a three (3) year vesting schedule, on a quarterly basis, such that 1,250 shall vest upon the end of each quarter commencing at the date of grant.

The term of the Option shall be three (3) years following the termination of the Consultant's engagement with the Company (the "**Term**"), and the Option shall be exercisable during the Term, with respect to Consultant's vested Shares, at a price per Share of US$ 4.00.

The Option shall be granted pursuant to the terms and conditions of the Company's Share Ownership and Option Plan (2013) and the Option Agreement to be executed between the Parties.

3.1.3. <u>Bonus</u>. Upon the completion of a Company milestone, as shall be defined by the Company's Compensation Committee, the Company, at its sole discretion, may consider granting the Consultant a bonus, of up to three (3) months Consulting Fee, subject to the approval of the Board. Nothing herein shall be interpreted as an

undertaking to actually grant such bonus, or an entitlement of the Consultant to additional compensation hereunder, and it is hereby clarified that such decision, if resolved, shall be subject to the sole discretion of the Board and the Compensation Committee, as applicable, taking into account, *inter alia*, the financial resources of the Company and contemplated work plans.

3.2. The Consulting Fee shall be paid to Consultant by the 10th day of each month, in arrears, in New Israeli Shekels. In addition, the Company shall reimburse Consultant, for business expenses reasonably incurred by Consultant in the provision of the Services and approved in advance by the Company (the "**Expenses**"). The Company shall reimburse Consultant for the Expenses within thirty (30) days of receipt by the Company of an invoice and expense report (including receipts) by Consultant reflecting such Expenses.

Consultant shall issue a valid tax invoice and receipt to the Company upon receipt of each payment of the Consulting Fee and Expenses reimbursement (if any).

3.3. All payments made by the Company to the Consultant hereunder include all taxes levied or imposed upon on or in connection with the Services, and said payments shall be solely made against proper invoices in accordance with applicable law.

3.4. Consultant shall be solely responsible to pay all taxes, levies, social benefits, insurance payments and any other payments required by law due in connection with this Agreement, whether in Israel or abroad, *provided*, *however*, that the Company may withhold all amounts as required by applicable law from payments hereunder or in connection with this Agreement.

3.5. Consultant shall not be entitled to receive any other right, compensation or payment from the Company, other than as expressly stated in this Section 3.

3.6. In the event that, notwithstanding the Parties' express representations and undertakings hereunder, Consultant and/or anyone on its/his behalf shall claim, and/or a judicial authority shall determine, that an employer-employee relationship between the Company and Consultant was created hereunder, then Consultant's (as the case may be) total monthly salary for such period shall be such amount equal to 70% of the average aggregate monthly payment or fee actually received by Consultant during said period and such monthly salary shall be deemed to include all of the Company's liabilities and obligations towards the Consultant with respect to and in connection with said employer-employee relationship, except for such rights with respect to which global compensation may not be determined pursuant to applicable law. Consultant shall return and repay the Company any and all amounts paid to Consultant in excess of such monthly salary, along with lawful interest and linkage differentials with respect thereto and shall reimburse and indemnify the Company, immediately upon its first written request, for any and all costs, liabilities, payments and/or expenses the Company may incur or be demanded in connection with such claim, demand and/or obligation, including, without limitation, reasonable legal expenses. The Company shall be entitled to off-set any amounts due to it under this Section 3.6 from any amounts payable to Consultant pursuant to this Agreement, subject to applicable law.

4. Proprietary Rights; Ownership of Work Product

4.1. Consultant agrees and declares that any and all inventions, ideas, concepts, data, discoveries, designs, technology, improvements, derivations, techniques and products, works of authorship, know-how and proceeds, directly related to the technology or business of the Company as currently conducted and/or proposed to be conducted, conceived, conducted, designed, developed, reduced to practice, compiled, created, written, authored, made and/or produced by Consultant, alone or jointly with others, pursuant to, in connection with, resulting

or arising from this Agreement, the provision of services to the Company and/or Confidential Information (as defined below) or using equipment, supplies, facilities or trade secrets of the Company, prior thereto or thereafter (the "**Inventions**") and any and all right, title and interest in and to the Inventions, including without limitation, all intellectual, industrial and/or proprietary rights (together with the Inventions, the "**Proprietary Rights**"), shall be the sole and exclusive property of the Company, its successors and assigns (for the purpose of this Section 4, collectively, the "**Company**"), free and clear of any third party right, claim or demand.

All works authored by Consultant pursuant to this Agreement, including, without limitation, the Proprietary Rights, shall be deemed "works made for hire".

4.2. The Proprietary Rights shall be promptly reported to the Company but otherwise maintained in confidence by Consultant.

4.3. Consultant hereby assigns to the Company all Proprietary Rights, forever waives and agrees never to assert any and all rights of paternity or integrity or any right to claim authorship of any Invention and any similar right, including any right to receive compensation pursuant to Section 134 of the Israeli Patents Law – 1967, and appoints any officer of the Company as its duly authorized agent to execute, file, prosecute and protect the Proprietary Rights before any government agency, court or authority. Consultant agrees to cooperate fully with the Company and its nominees to perfect the rights referred to herein, including to obtain patents or register copyrights or trademarks in any and all countries for these Inventions, to provide information, to take all further action and to execute all papers as the Company may desire, all at the Company's expense.

4.4. Without derogating from the above, any and all material (including, without limitation, software, designs, documentation, memoranda, notes, reports, manuals, patterns, programs, specifications, prototypes, formulas, drawings, records, data or other technical or proprietary information), and any copies or abstracts thereof, whether or not of a secret or confidential nature, furnished to Consultant by the Company or written, authored, created, compiled, composed or developed by Consultant in connection with the Proprietary Rights, is and shall remain the sole and exclusive property of the Company. Such property while in Consultant's custody or control shall be maintained in good condition.

4.5. In the event of the expiration or other termination of this Agreement for any reason, or upon the Company's earlier request, Consultant will promptly deliver to the Company all materials referred to herein and Consultant shall not retain or take any materials, or any reproduction thereof containing or pertaining to Confidential Information or Proprietary Rights.

5. Confidentiality

5.1. Consultant, represents and warrants that it will keep the terms and conditions of this Agreement strictly confidential and will not disclose it or provide a copy of this Agreement or any part thereof to any third person unless and to the extent required by applicable law.

5.2. Any and all information and data of a proprietary or confidential nature concerning the business or financial activities of the Company or its technology, whether in oral, written, graphic, machine-readable form, or in any other form, including, without limitation, proprietary, business, financial, technical, development, product, marketing, sales, price, operating, performance, cost, know-how and process information, trade secrets, patents, patent applications, copyrights, ideas and inventions (whether patentable or not), and all record bearing media containing or disclosing such information and techniques, disclosed to

or otherwise acquired by the Consultant in connection with this Agreement and any and all Proprietary Rights (collectively, "**Confidential Information**") is and shall remain the sole and exclusive property of the Company.

5.3. At all times, both during the term of this Agreement and thereafter, the Consultant: (i) will keep the Confidential Information strictly confidential and will not disclose it, or any part thereof, provide any documentation with respect thereto, or any part thereof, directly or indirectly, to any third party, without the prior written consent of the Company or unless and to the extent required by applicable law; and (ii) will not use any Confidential Information or anything relating to it without the prior written consent of the Company, except and to the extent as may be necessary in the ordinary course of performing her duties and obligations hereunder and in the best interests of the Company. Notwithstanding the foregoing, the Consultant shall not be obligated to maintain the confidentiality of the Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of the Consultant; (ii) is authorized, in writing, by the Company for release; (iii) was lawfully in the Consultant's possession before receipt from the Company, as evidenced by the Consultant through written documentation; (iv) is lawfully received by the Consultant from a third party without a duty of confidentiality; or (v) reflects information and data generally known within the industries or trades in which the Company transacts business.

5.4. At all times, both during the term of this Agreement and thereafter, the Consultant will keep in trust all Confidential Information. In the event of the termination of this Agreement for any reason, or upon the Company's earlier request, the Consultant will promptly deliver to the Company all materials referred to herein and the Consultant shall not retain or take any materials, or any reproduction thereof containing or pertaining to Confidential Information.

5.5. The Consultant recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during the term of this Agreement and after its termination, the Consultant undertakes to keep any and all such information in strict confidence and trust, and it will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties hereunder and consistent with the Company's agreement with such third party. Upon termination of this Agreement, the Consultant shall act with respect to such information as set forth in Section 5.4.

6. <u>Non-Competition and Non-Solicitation</u>

During the term of this Agreement and for two (2) years following termination or expiration thereof, Consultant agrees that it will not (i) perform any services for any third party that, or otherwise engage in, any activity which competes with the business or technology of the Company as currently conducted and as proposed to be conducted from time to time; (ii) entice or solicit to employ or engage (or employ or otherwise engage), any individual employed or otherwise engaged, directly or indirectly, by the Company; or (iii) entice, solicit or encourage any of the Company's customers, suppliers or service providers to either engage with Consultant in any way that shall compete with the Company, or terminate or otherwise modify adversely their business relationship with the Company.

The above provisions shall apply to Consultant directly and indirectly, alone or jointly with others, whether as an employee, advisor, service provider, founder, partner, holder of equity interest or otherwise (except from the holding of equity securities not greater than 5% in a publicly traded

company). Notwithstanding the foregoing, the above provisions shall not apply to the activities set forth in section 1.2.

7. Term and Termination

7.1. The term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect until earlier terminated by either of the Parties by a one hundred and twenty (120) days' prior written notice to the other Party.

7.2. Notwithstanding anything to the contrary herein, the Company may terminate Consultant's engagement for Cause (as defined below) without advance notice and without derogating from any other remedy to which the Company may be entitled.

For the purposes of this Agreement the term "**Cause**" shall mean any of (i) a material breach by Consultant of its obligations under this, or any other, agreement with the Company, which has not been cured within fourteen (14) days of receipt of written notice of such breach; (ii) the commission by Consultant of an act of fraud or embezzlement against the Company or the willful taking of action injurious to the business or prospects of the Company; (iii) the conviction of Consultant of a felony; and (iv) Consultant's involvement in an act which constitutes breach of trust between the Consultant and the Company.

7.3. The provisions of Sections 1.4, 2.5, 3.4-3.6, 5, 6, 7 and 9.6 shall survive the termination or expiration of this Agreement for any reason whatsoever.

8. Notices

All notices and other communications required or permitted to be given or sent hereunder shall be given in writing and shall be deemed to have been delivered for all purposes upon the earlier of: (i) within three (3) days following the date upon which it was deposited for registered mail; (ii) within one (1) business day after it was transmitted by fax or e-mail and confirmation of transmission has been obtained; and (iii) upon personal delivery.

9. Miscellaneous

9.1. Further Assurances. The Parties hereby undertake to execute all necessary documentation and take all further action as may be required in order to fulfill the purposes of this Agreement.

9.2. Headings; Interpretation. The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in interpreting this Agreement or for any other purpose.

9.3. Entire Agreement. This Agreement, including all schedules and exhibits attached thereto, constitutes the entire agreement between the Parties and Consultant with respect to the subject matter hereof and thereof, and supersedes all prior understandings, agreements and discussions between them, oral or written.

9.4. Amendment; Waiver. No provision of this Agreement may be amended or modified unless agreed to in writing and signed by both Parties and Consultant. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party (or Consultant, if applicable) against such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party (or by Consultant, as the case may be) of, or compliance with, any condition or provision of this Agreement to be performed by such other Party (or

by Consultant, as the case may be) shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.5. Successors and Assigns; Assignment. Subject to the provisions hereof, this Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of the Parties. Neither this Agreement or any of Consultant's rights, privileges, or obligations hereunder may be assigned or transferred by Consultant without the prior consent in writing of the Company, except by will or by the laws of descent and distribution. The Company may assign and/or transfer this Agreement and any of its rights, privileges or obligations hereunder Agreement, at its discretion, to an affiliate and/or a successor in interest, which shall be bound by the provisions hereof.

9.6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder shall be resolved exclusively by the competent court of the Tel Aviv-Jaffa district, and each of the Parties and Consultant hereby submits exclusively and irrevocably to the jurisdiction of such court.

9.7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determined shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, *provided, however*, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting and Services Agreement as of the date first above-mentioned.

ELOXX PHARMACEUTICALS LTD.	**DR. SILVIA NOIMAN**
By: Ran Nussbaum	
Title:	
Address:	Address:
Fax:	Fax:
Email:	Email:

Schedule A

First Agreement